Exhibit 5.6

JOHN C. TUNE (1931-1983)

ERVIN M. ENTREKIN (1927-1990)

THOMAS V. WHITE

JOHN W. NELLEY, JR.

THOMAS C. SCOTT

PETER J. STRIANSE

HUGH W. ENTREKIN

BEN H. CANTRELL

JOHN P. WILLIAMS *

LESA HARTLEY SKONEY

JOSEPH P. RUSNAK

TODD E. PANTHER

SHAWN R. HENRY

T. CHAD WHITE

STEPHEN A. LUND

LAW OFFICES

TUNE, ENTREKIN & WHITE, P.C.

SUITE 1700, REGIONS CENTER

315 Deaderick Street

NASHVILLE, TENNESSEE 37238-1700

_____

TELEPHONE 615/ 244-2770

TELECOPIER 615/244-2778

Sender’s E-mail:hughentre@tewlawfirm.com

OF COUNSEL JOHN D. FITZGERALD, JR. * RULE 31 LISTED GENERAL CIVIL MEDIATOR

May 20, 2010

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.

Registration Statement on Form S-3 and Sale of Senior Notes

Ladies and Gentlemen:

We have acted as counsel to Beazer Homes Corp., a Tennessee corporation (the “Guarantor”), a subsidiary of Beazer Homes USA, Inc. (“Beazer”), with respect to certain matters in connection with the offering by Beazer of $300,000,000 aggregate principal amount of 9.125% Senior Notes due 2018 (the “Notes”). The Notes will be issued pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-163110) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus, dated January 4, 2010 (the “Base Prospectus”), and the prospectus supplement relating to the Notes, dated May 4, 2010 (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. In conjunction with the issuance of the Notes, the Guarantor and certain other subsidiaries listed in the Registration Statement will issue guarantees with respect to the Notes (each individually, a “Guarantee” and, collectively, the “Guarantees”).

Beazer Homes USA, Inc.

May 20, 2010

The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of April 17, 2002 (the “Base Indenture”), by and between Beazer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Thirteenth Supplemental Indenture, dated as of May 20, 2010 by and among Beazer, the Trustee, the Guarantor and the other guarantors signatory thereto (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Capitalized terms used herein without definition have the meanings specified in the Underwriting Agreement relating to the issuance of the Notes.

In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Guarantor as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Guarantor.

Based on the foregoing, we are of the opinion that:

1. The Guarantor is validly existing as a corporation, and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Guarantee.

2. The Guarantor has duly authorized, executed and delivered the Indenture.

3. When the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Guarantee has been duly endorsed on the Notes, the Guarantee will constitute valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms.

4. The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized

Beazer Homes USA, Inc.

May 20, 2010

by all necessary corporate or other action and do not and will not (i) require any consent or approval of its stockholders, or (ii) violate any provision of any law, rule or regulation of the state of Tennessee or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Guarantor which violation would impair its ability to perform its obligations under the Guarantee or (iii) or violate any of its charter or by-laws.

The opinions set forth above are subject to the following qualifications and exceptions:

1. Counsel is a member of the Bar of the state of Tennessee. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the state of Tennessee. This opinion letter has been prepared for your use in connection with the Registration Statement, the Indenture and the Guarantee and may not be relied upon for any other purpose. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

2. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Tune, Entrekin & White, P.C.

/s/ Hugh W. Entrekin
By:	Hugh W. Entrekin, Partner and Secretary